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                                                                   EXHIBIT 10.23

                                     December 12, 1996


PERSONAL AND CONFIDENTIAL


Mr. Richard P. Schneider
210 Margate Court
Lake Bluff, IL 60044

Dear Mike:

          On behalf of Tenneco Inc. (the "Company" or "Tenneco"), I am pleased to set forth the terms and conditions of your employment:

1. You are employed as Vice President, Human Resources, Tenneco Automotive and shall in the future hold such positions as the Company may determine from time to time. While employed, you will abide by all policies of the Company.

2. You will be paid a base salary of $200,000 a year, which shall be subject to such adjustments as may from time to time be approved by the Compensation and Benefits Committee of the Board of Directors of Tenneco, payable according to the regular pay schedule for salaried employees.

3. You will be a participant in the Tenneco Executive Incentive Compensation Plan ("EICP"). The amount distributed to you under the EICP for 1996 will be $130,000, which includes a special award amount of $40,000 reflecting your special contribution to Tenneco during this transition year. In the future, you will be eligible for EICP distributions based on your performance at the discretion of the Compensation and Benefits Committee of the Board of Directors.

4. You will be awarded 40,000 non-qualified stock options under the Tenneco stock ownership plan. The number of shares you will receive represents a front-loaded grant of three years' worth of stock options. Two-thirds of this award will be granted to you on December 12, 1996 with the option price based on the fair market value of Tenneco stock on that date. The remaining one-third will be granted and priced in 1997 at a date to be determined by the Compensation and Benefits Committee. In January, 1997 you will be awarded 4,000 performance shares under Tenneco Stock Ownership Plan. In the future, you will be eligible to receive awards under that plan at the discretion of the Compensation and Benefits Committee of the Board of Directors. You will also receive a one-time grant of 3,000 shares of restricted stock, which will vest only upon retirement or other mutually satisfactory separation from service.


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5.   You will receive annual perquisite compensation of $20,000, according to the new plan we are putting in place.

6. You will receive non-cash compensation and personal benefits comparable to those currently provided to Tenneco executives under Tenneco's policy in effect at the time hereof, including Health Care, Thrift Plan, Long-Term Disability, and Life Insurance (the plan provides for coverage for one and one-half times your salary paid for by the Company, with the option to purchase at your expense up to five times your salary.)

7. The aggregate monthly pension benefits to which you and your surviving spouse shall be entitled hereunder, shall be equal to the additional benefits you and your surviving spouse would be entitled to under the Tenneco qualified and non-qualified defined benefit pension plans EXCEPT that the compensation used to compute your monthly pension shall include your EICP bonus for the year earned (regardless of when paid) and EXCEPT that final average compensation for the purpose of this supplement will be determined over a three year rather than a five year period. You will qualify for the additional benefits provided under this Section only if you render five years of service with the Company in the period commencing January 1, 1997.

8. If your employment is terminated other than for death, disability or non-performance of your duties, subject to your execution of a general release and such other documents as the Company may specify: (a) you will be paid a severance benefit in an amount equal to one and one-half times the total of your then-current base salary plus your bonus for the immediately preceding year; (b) subject to Board approval, all outstanding awards under the Tenneco Stock Ownership Plan may vest and/or become exercisable on the date of your termination; and (e) vested stock options you hold will remain exercisable for a period of not less than 90 days from your termination.

9. If you resign voluntarily at any time you will not be entitled to any benefits described in section 8 hereof.


                                        Sincerely,

                                        /s/ Barry R. Schuman

                                        Barry R. Schuman
                                        Senior Vice President, Human Resources


ACKNOWLEDGED AND ACCEPTED:


/s/ Richard P. Schneider
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On this 16th day of December, 1996.